EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-70259) pertaining to the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust, the Amended and Restated LMI Aerospace, Inc. 1998 Stock Option Plan, and the 1989 Employee Incentive Stock Option Plan, of our report dated June 28, 2007, with respect to the financial statements of the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ BKD, LLP

St. Louis, Missouri
June 28, 2007